Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and our report dated May 3, 2013 (except for the third paragraph of Note 18, as to which the date is July 17, 2013) relating to the consolidated financial statements of Onconova Therapeutics, Inc. included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-189358) and related Prospectus of Onconova Therapeutics, Inc. for the registration of shares of its common stock.

/s/Ernst & Young LLP

Philadelphia, Pennsylvania

July 24, 2013